Exhibit 99.5

Avalon Reports Janssen #1A June 2007 Production Numbers
Wednesday July 11, 4:01 pm ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGN - News) is pleased to announced that the Janssen #1A, Karnes County, Texas produced 8,062 MCF of gas and 163 Barrels of condensate in June 2007. Avalon owns a 15% working interest in the well. The well is operated by Tradestar Resources (TSRR.PK) Hot Springs, Arkansas.

The well was perforated at approximately the 10,300 foot interval in the Roeder Sand (Wilcox Sand Series). The well was perforated with 6,000 feet of water fluid in the tubing to help prevent any extreme gas pressure blowing the perforation tools up the hole. The well has been flowing at an average rate of 250 MCF per day, along with 10 barrels of high grade condensate. "We are very pleased with the initial production from this well", stated Avalon CEO, Kent Rodriguez.

At present the well is flowing into the sales line without the need of a gas compressor. It is anticipated that a small gas compressor will be required to maintain a consistent daily flow rate. This is to prevent the possibility of not being able to overcome the pipeline pressure being too high for the wells' natural flowing pressure to enter into the sales line.

The Janssen # 1A has a gas sales contract that fluctuates monthly with the Houston Ship Channel price index. The liquid condensate will be sold at the monthly spot price for product in the regional Texas area. Avalon will receive its first revenue distribution in July for the hydrocarbon products sold from the Janssen #1A well.

Total reserves are estimated to be 75,000 to 100,000 barrels of condensate and 3 to 4 BCF of gas (billion cubic feet of gas). The well is located in an area that is very active in gas and oil production. There are several nearby wells that produce natural gas in excess of over 1 million cubic feet per day. This well should produce revenues for many years to come.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties. In addition, Avalon's technology group acquires and develops oil production enhancing technologies. Through its strategic partnership with UTEK, Inc, (ASE:UTK - News) a transfer technology company, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities at its various oil and gas properties.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at www.avalonoilinc.com.

Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax 952-746-5216
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Source: Avalon Oil & Gas, Inc.